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Exhibit 5.1

July 19, 2004

Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, GA 30339-3196

  Re:
  Form S-1 Registration Statement
  Registration No. 333-115732

Gentlemen and Ladies:

        We have acted as special counsel to Worldspan, L.P., a Delaware limited partnership, and WS Financing Corp., a Delaware corporation (together, the "Issuers"), and the subsidiaries listed on Exhibit A hereto (each a "Guarantor" and collectively the "Guarantors") in connection with the preparation and filing by the Issuers and the Guarantors of a Registration Statement on Form S-1 (Registration No. 333-115732) (the "Registration Statement") originally filed on May 21, 2004 with the Securities and Exchange Commission for the purpose of registering the sale, from time to time, by CVC Capital Funding, Inc. (the "Selling Noteholder") in the manner described in the prospectus which forms a part of the Registration Statement, of up to an aggregate principal amount of $30,000,000 of the Issuers' 9 5/8% Senior Notes due 2011 (the "Notes") and the Guarantors' guarantees thereof (the "Guarantees") under the Securities Act of 1933, as amended (the "Securities Act").

        The Notes and the Guarantees were issued pursuant to the terms of the Indenture dated June 30, 2003 by and among WS Merger LLC, WS Financing Corp., the guarantors as named therein, and The Bank of New York, as trustee (the "Trustee"), which is filed as Exhibit 4.1 to the Registration Statement.

        In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Issuers and the Guarantors), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Issuers and the Guarantors.

        We have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of the sale of the Notes and the Guarantees.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

          1.     The Notes have been duly authorized by the Issuers and constitute valid and legally binding obligations of the Issuers, as an issuer, enforceable against the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          2.     The Guarantees have been duly authorized by each respective Guarantor, and constitute valid and legally binding obligations of the applicable Guarantor party thereto enforceable against such Guarantor in accordance with the terms of the applicable Guarantee, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        The opinions expressed herein are limited to the General Corporation Law and Revised Uniform Limited Partnership Act of the State of Delaware and the laws of the United States and the State of New York, and we express no opinion concerning the laws of any other jurisdiction. For the purposes of our opinion with respect to the due authorization of any of the Guarantees by any of the Guarantors formed in a state other than Delaware, we have assumed that the limited liability company law of the jurisdiction of organization of such entities is identical to that of Delaware.

        The opinion expressed herein is rendered to the Issuers and the Guarantors in connection with the filing of the Registration Statement and for no other purpose. The opinion expressed herein may not be used or relied on by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein, under the caption "Legal Matters." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dechert LLP

Exhibit A

Name	State of Incorporation
Worldspan BBN Holdings, LLC	California
Worldspan Digital Holdings, LLC	Delaware
Worldspan iJet Holdings, LLC	Delaware
Worldspan OpenTable Holdings, LLC	Georgia
Worldspan S.A. Holdings II, LLC	Georgia
Worldspan South American Holdings LLC	Georgia
Worldspan StoreMaker Holdings, LLC	Delaware
Worldspan Viator Holdings, LLC	Delaware
Worldspan XOL LLC	Georgia

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Exhibit A